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                                                                    EXHIBIT 99.2


                                                     WICKES INC.
                                        706 NORTH DEERPATH DRIVE       [LOGO]
                                          VERNON HILLS, IL 60061
                                                    NASDAQ: WIKS


AT THE COMPANY:
Jim Hopwood
Chief Financial Officer
(847) 367-3552


FOR IMMEDIATE RELEASE
FRIDAY, DECEMBER 20, 2002


              WICKES INC. ANNOUNCES COMMENCEMENT OF EXCHANGE OFFER

VERNON HILLS, IL, DECEMBER 20, 2002 - WICKES INC. (NASDAQSC: WIKS), a leading distributor of building materials and manufacturer of value-added building components, announced today that it has commenced an offer to exchange an equal principal amount of its new Senior Secured Notes due July 29, 2005, for any and all of its $63,956,000 aggregate principal amount of outstanding 11 5/8 percent Senior Subordinated Notes due December 15, 2003. The Exchange Offer, which is being made to holders of the existing Subordinated Notes pursuant to an Offering Memorandum and Solicitation of Consents, is not subject to any minimum amount of Subordinated Notes being exchanged.

In addition, the Exchange Offer contemplates a $4.98 million mandatory redemption in cash scheduled for the new Senior Secured Notes' first interest payment date, March 17, 2003, as a result of the previously announced Lanoga sale proceeds. The mandatory redemption proceeds, which will be applied to the new Senior Secured Notes based upon the 85 percent applicable optional redemption price, will be shared pro-rata based on the aggregate principal amount of Senior Subordinated Notes exchanged. The closing of the Exchange Offer, however, is subject to the Company obtaining the consent of its senior lenders or the refinancing of its senior debt with a new senior lender who consents to the Exchange Offer. There can be no assurance that such consent or refinancing will be obtained, although discussions have commenced with a potential new senior lender to refinance the senior debt.

Wickes will accept for exchange any and all Subordinated Notes validly tendered and not withdrawn prior to the expiration date. The expiration date of the Exchange Offer is 5:00 p.m., Eastern Standard Time, on Wednesday, January 22, 2003, unless extended.

The new Senior Secured Notes will be the Company's general senior obligations and will rank equally with the Company's revolving credit agreement and will rank senior to the Subordinated Notes. The new Senior Secured Notes will be secured by liens on the Company's owned real estate and equipment, subject to the priority of the liens to the Company's senior lenders.

The new Senior Secured Notes will bear interest at 11 5/8 percent per annum from the date of issuance through December 15, 2003 and at 18 percent per annum thereafter. Interest at 11 5/8 percent will be paid currently in cash, and the balance will be paid currently in cash to the extent the Company has excess cash flow, as defined in the indenture governing the new Senior Secured Notes, and will accrue to the extent not paid in cash.



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WICKES INC.


The Company is also soliciting, pursuant to the Offering Memorandum, consents from holders of the Subordinated Notes to amendments to the indenture governing the Subordinated Notes to eliminate most of the covenants contained therein. The three largest holders, representing approximately 40 percent of the outstanding Subordinated Notes, have agreed to exchange their notes pursuant to the Exchange Offer and to consent to such amendments. In order for such amendments to become effective, consents must be obtained from the holders of a majority of the outstanding Subordinated Notes.

This announcement constitutes neither an offer to sell nor a solicitation of an offer to buy the new Senior Secured Notes which are the subject of the Exchange Offer. Offers are made only by the Offering Memorandum, which can be obtained by calling D. F. King & Co., Inc., Wickes' Information Agent, at (800) 859-8508 (toll-free in the U.S.). In addition, holders of the Subordinated Notes may contact HSBC Bank USA, Wickes' Exchange Agent, at (718) 488-4475 (attn: Paulette
Shaw). The Exchange Agent and the Information Agent will answer all questions with respect to the Exchange Offer solely by reference to the terms of the Offering Memorandum. In addition, all questions with respect to the Exchange Offer may be directed to the Wickes Information Center at (847) 367-3414.

WICKES INC. is a leading distributor of building materials and manufacturer of value-added building components in the United States, serving primarily building and remodeling professionals. The Company distributes materials nationally and internationally, operating building centers in the Midwest, Northeast and South. The Company's building component manufacturing facilities produce value-added products such as roof trusses, floor systems, framed wall panels, pre-hung door units and window assemblies. Wickes Inc.'s web site, http://www.wickes.com, offers a full range of valuable services about the building materials and construction industry.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company's ability to control. The Company cautions shareholders and prospective investors that the following factors may cause actual results to differ materially from those indicated by the forward-looking statements: costs of materials sold; changes in selling prices; competition within the building materials supply industry; the effects of economic conditions; as well as other factors set forth in the Company's Form 10-K and other documents, which are on file with the Securities and Exchange Commission.